UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PLAYTEX PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is a communication transmitted to certain employees of Playtex Products, Inc. (“Playtex”) on September 19, 2007.

Important Merger Information

In connection with the proposed acquisition of Playtex by Energizer Holdings, Inc. (“Energizer”), Playtex filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on August 27, 2007, and Playtex and Energizer intend to file other relevant materials with the SEC.  The proxy statement was mailed to Playtex stockholders seeking their approval of the proposed transaction. Before making any voting decision with respect to the proposed acquisition, stockholders of Playtex are urged to read the proxy statement and all other relevant documents filed with the SEC when they become available, because they will contain important information about the proposed transaction, Playtex and Energizer.  This release may be deemed to be soliciting material in respect of the proposed transaction.

Investors and security holders will be able to obtain the proxy statement and other documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Playtex stockholders may obtain free copies of the proxy statement and other documents filed with the SEC when available by contacting Playtex’s Investor Relations at 203-341-4017.  You may also read and copy any reports, statements and other information filed by Playtex or Energizer with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The directors, executive officers and other members of management and employees of Playtex may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of Playtex is available in the 2006 Annual Report on Form 10-K, filed with the SEC on March 13, 2007 and the proxy statement for Playtex’s 2007 annual meeting of stockholders, filed with the SEC on March 23, 2007.  Additional information regarding the interests of such potential participants is included in the proxy statement and will be included in the other relevant documents filed with the SEC when they become available.

FREQUENTLY ASKED QUESTIONS

REGARDING PLAYTEX STOCK AND EQUITY AWARDS

Q.  Once Energizer acquires Playtex, what will happen to any unvested equity awards Playtex granted to me?

A.  The merger agreement stipulates that all unvested equity will be cashed out in connection with the closing of the merger.

Q. Can I convert my stock, once vested, to Energizer stock?

A.  No, per the terms of the merger agreement, you will be paid cash for all of your stock, unexercised options, regardless of vesting, and restricted stock and restricted stock units, regardless of vesting.

Q. Will all equity vehicles (stock options, restricted shares restricted stock units and shares owned outright) be handled and cashed in the same way?

A.  No, there are some differences.  How each will be handled is outlined below.

STOCK THAT YOU OWN

Q. I own stock and I have the stock certificate (home, safe deposit box, etc). What should I do?

A.  You will receive a letter of transmittal promptly after the completion of the merger from the exchange agent, Mellon Investor Services LLC, with instructions informing you how and where to send your share certificates in order to receive the merger consideration of $18.30 per share.  Follow the instructions from the exchange agent.

Q.  I own stock and it is held by my broker.  What should I do?

A.  You should receive instructions from your broker promptly after the completion of the merger as to how to effect the surrender of your shares and receive cash for such shares.   Follow the instructions provided by your broker.  If you do not receive instructions, please contact your broker directly.

UNVESTED RESTRICTED STOCK OR RESTRICTED STOCK UNITS

Q.  I have unvested restricted stock or unvested restricted stock units.  How will these be handled at the closing?  How will I receive the cash for these awards?

A.  Promptly after the closing of the merger, you will receive $18.30 for each share of your unvested restricted stock or unvested restricted stock units.  This payment will come from Playtex through normal payroll processing, similar to the way the year-end PVM bonus is paid.   Since this payment is considered compensation, it will be net of any required tax withholdings at the minimum rate required for special payments, which is also similar to the year-end PVM bonus payout.

STOCK OPTIONS

Q. What happens to my vested and unvested stock options on the closing date?

A.  In connection with the closing of the merger all stock options, both vested and unvested, will be converted into the right to receive an amount in cash equal to $18.30, less the applicable exercise price of such options.  Promptly after the closing of the merger, you will receive this payment for your options. This payment will come from Playtex through normal payroll processing, similar to the way the year-end PVM bonus is paid.  Since this payment is considered compensation, it will be net of any required tax withholdings at the minimum rate required for special payments, which is also similar to the year-end PVM bonus payout.

TAX ISSUES

Q. Will taxes be withheld from the proceeds of my currently owned stock?

A.  No, unless you are subject to backup withholding.  If you acquired the stock due to the vesting of restricted shares, taxes were previously withheld or paid when your stock restrictions vested.  However, any appreciation in value since the date of the vesting will be subject to taxes, which you will be required to pay on your own.  If you purchased the stock directly or acquired Playtex stock by exercising stock options, you may have a tax liability for the difference between the closing price of $18.30 and the price you paid for the stock.   The amount of these taxes is subject to, among other things, the length of time you have held the stock.  As will be more fully described in the letter of transmittal you will receive from the exchange agent, Mellon Investor Services, LLC, the payment with respect to your stock may be subject to backup withholding.  We recommend you consult your tax advisor to determine the appropriate tax liability and reporting requirements.

Q.  Will the taxes that will be withheld from the proceeds of my unvested restricted stock / units and my stock options, which will be paid to me via Playtex payroll, be enough to cover my tax exposure?

A.  Probably not.  Playtex is withholding the minimum amount required, similar to the way bonus payments are made, which may or may not be enough to satisfy your taxes based on your individual circumstances. We recommend you consult your tax advisor to determine the tax implications.

Q.  Should I check with my tax advisor?

A.  Due to the amounts involved and the unusual nature of the payments (e.g. resulting from a change in control of the company), we highly recommend that you check with your tax advisor, to review not only your liability for the 2007 tax year, but also how these payments may impact your minimum withholdings for next year.  Keep in mind, that taxpayers who underpay their taxes may be subject to interest and penalties due to the underpayment.  We strongly urge you to discuss these payments with a qualified tax advisor to reduce the risk of tax penalties.